                                                                    EXHIBIT 10.1

                County Sanitation Districts of Los Angeles County
                                  (Letterhead)


1955 Workman Mill Road                                           JAMES. F. STAHL
Whittier, CA  90601-1400                      Chief Engineer and General Manager
(562) 699-7411, Fax (562) 699-54222

                              April 5, 2001
                              File 31R-110.10

Mr. Rick Stoddard
Kaiser Ventures Inc.
3633 E. Inland Empire Blvd
Suite 850
Ontario, CA  91764

Mr. Gary W. Johnson
Mine Reclamation, LLC
43-645 Monterey Avenue, Suite A
Palm Desert, CA  92260

Dear Gentlemen:

  Agreement for the Purchase of Real Property in Regard to the Eagle Mountain
          Landfill and Joint Escrow Instructions; CSD Contact #3751;
                           Extension of Closing Date

          This letter confirms the terms of the extension of the Close of Escrow under Section 10 of the above-referenced Agreement.

          Conditioned upon the successful delivery by Mine Reclamation, LLC of each of the deliverables described on the list attached as Table 1 by the related deadline, interest on the initial payment shall begin to accrue in accordance with Section 3(a) of the Agreement on May 3, 2001. In the event that any deliverables in Table 1 are delivered subsequent to the date specified in Table 1, the date for interest accrual will be deferred by an equivalent amount of time.

          Close of Escrow will be extended until June 15, 2001, and the Buyer's obligation to proceed with Closing shall be subject to the satisfaction of all conditions set forth in the Agreement which shall include, without limitation, the satisfactory resolution of all remaining disapproved or open issues (see attached Tables 2 through 4) previously set forth in Mr. Nellor's January 30, 2001 letter to Mr. Johnson provided, however, that the Chief Engineer in accordance with the terms of the Agreement may at his discretion:

          (i)    waive any unsatisfied conditions and proceed with Closing;

          (ii) terminate the Agreement, in which event Seller shall pay all charges of Escrow Agent in connection with this transaction; both Buyer and Seller shall be relieved of all further obligations and liability to each other under the Section 6(d), and all the funds and documents deposited with Escrow Agent shall be promptly refunded or returned, as the case may be, by Escrow Agent to the depositing party; and/or

Mr. Stoddard & Mr. Johnson

          (iii) as agreed on April 3, 2001, defer the Close Escrow until on or before August 31, 2001, in order to satisfy any outstanding conditions.

          If the foregoing accurately reflects our understanding, please kindly sign and return the enclosed copy of this letter to me on or before April 6, 2001. If you have any questions regarding this letter, please do not hesitate to contact me at the above listed telephone number.

                                            Very truly yours,



                                            /s/ James F. Stahl
                                            ------------------------------------

JFS:DLR:my
Attachment
cc:  Mr. Terry L. Cook, Kaiser Ventures Inc.
     Mr. Richard E. Daniels, Mine Reclamation, LLC
     Mr. Richard S. Volpert, Munger, Tolles & Olson, LLP
     Daniel V. Hyde, Esq.
     Alexander Shipman, Esq.


AGREED AND ACCEPTED:


MINE RECLAMATION, LLC


By:  /s/ Gary W. Johnson
     -----------------------------------------
     Gary W. Johnson, Executive Vice President

                                                                    EXHIBIT 10.1

                Tables and Attachments will be furnished to the

                       Securities and Exchange Commission

                       upon the written request of the SEC